EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2013, with respect to the consolidated financial statements for the years ended December 25, 2011 and December 30, 2012 included in the Annual Report of Kratos Defense & Security Solutions, Inc. on Form 10-K for the year ended December 29, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Kratos Defense & Security Solutions, Inc. on Forms S-3 (File No. 333-53014, effective December 29, 2000, File No. 333-71618, effective October 15, 2001, File No. 333-74108, effective November 28, 2001 and File No. 333-173099, effective April 15, 2011), on Forms S-4 (File No. 333-150165, effective May 22, 2008, File No. 333-155604, effective December 4, 2008, File No. 333-167840, effective July 12, 2010, File No. 333-174745, effective June 20, 2011, File No. 333-174760, effective June 28, 2011 and File No. 333-177493, effective November 1, 2011) and on Forms S-8 (File No. 333-90455, effective November 5, 1999, File No. 333-54818, effective February 1, 2001, File No. 333-71702, effective October 17, 2001, File No. 333-91852, effective July 2, 2002, File No. 333-116903, effective June 28, 2004, File No. 333-124957, effective May 16, 2005, File No. 333-127060, effective August 1, 2005, File No. 333-155317, effective November 12, 2008, File No. 333-157826, effective March 10, 2009, File No. 333-167839, effective June 28, 2010, File No. 333-171257, effective December 17, 2010, File No. 333-173383, effective April 8, 2011 and File No. 333-177494, effective October 25, 2011, File No. 333-333-179977, effective March 8, 2012, File No. 333-182910, effective July 27, 2012 and File No. 333-191156, effective September 13, 2013).

/s/ Grant Thornton LLP
San Diego, California
March 11, 2014